EXHIBIT 10.1

TERMINATION OF EMPLOYMENT AGREEMENT

This Termination of Employment Agreement (the “Agreement”) is entered into as of the 15 th day of September, 2021  (the “Effective Date”) between Logan M. Pichel (the “Executive”) and Republic Bank & Trust Company, a Kentucky banking corporation (the “Bank”).

Recitals

A.	Executive currently serves as President of the Bank pursuant to the terms of an Employment Agreement dated as of April 2, 2020 (the “Employment Agreement”) that was entered into in connection with a planned management succession.
B.	In connection with Executive also assuming the role of Chief Executive Officer of the Bank and joining the Bank’s Board of Directors as well as the Board of Directors of the Bank’s holding company, Republic Bancorp, Inc., the parties wish to terminate the Employment Agreement.

Agreements

NOW, THEREFORE, in consideration of the foregoing and of the covenants herein contained, the parties hereto agree as follows:

1.Termination of Employment Agreement.  The Bank and Executive hereby terminate the Employment Agreement and all provisions contained therein on the Effective Date.  From and after the Effective Date, Executive shall serve as an “at will” employee of the Bank.  Each provision of the Employment Agreement is void and of no further force and effect, and Executive acknowledges and agrees that he has no right to any payment or other compensation as a result of the termination of the Employment Agreement and that the Bank has no further payment or other obligations or liabilities to Executive under the Employment Agreement (except with respect to equity or incentive compensation awards that have been made thereunder, which awards remain subject to their separate award agreements and the plan under which they were awarded).  The Bank and Executive hereby release and forever discharge each other from any and all liability arising from their respective obligations to each other under the Employment Agreement, whether previously, now or hereafter arising, and the Bank and Executive each acknowledge that all amounts owed to Executive under the Employment Agreement have been paid in full.
2.Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Kentucky and the United States.
3.Benefit and Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and assigns; provided, however, that no party to this Agreement shall assign its rights or obligations hereunder without the express written consent of the other party, which consent shall not be unreasonably withheld.

In Witness Whereof, the parties have executed this Termination of Employment Agreement as of the Effective Date.

Bank:

Republic Bank & Trust Company

By: /s/Steven E. Trager

Print Name: Steven E. Trager

Title: Chair and Chief Executive Officer

Executive:

/s/ Logan M. Pichel

Logan M. Pichel